National Atlantic Holdings Corporation

FOR IMMEDIATE RELEASE

National Atlantic Extends Share Buy-Back,

Announces Election of Directors

Freehold, NJ – May 24, 2007—National Atlantic Holdings Corporation (NASDAQ: NAHC), a provider of specialized property-casualty insurance products and related insurance services based in Freehold, New Jersey, today announced that the Board of Directors has extended the Company’s share buy-back program, which was scheduled to expire on July 5, 2007, until July 5, 2008. The Board of Directors had previously authorized the repurchase program of a maximum of 1,000,000 shares and a minimum of 200,000 shares of capital stock of the corporation.

“The continuation of the buy-back program demonstrates our belief that the shares of National Atlantic represent an excellent value and also our ongoing commitment to enhancing long-term shareholder value,” said James V. Gorman, Chairman and Chief Executive Officer.

Separately, National Atlantic announced that the two proposals outlined in the Company’s proxy statement were approved at its Annual Meeting of Shareholders held on Wednesday, May 23, 2007.

James V. Gorman, Dr. Martin I. Krupnick, and Thomas M. Mulhare were elected to the Board of Directors for a term expiring at the 2010 Annual Meeting and until their successors have been duly elected and qualified. Additionally, the appointment of Beard Miller Company LLP as independent public accountants for the Company was ratified by shareholders.

About NAHC:

National Atlantic Holdings Corporation (NAHC) and its subsidiaries provide property and casualty insurance and insurance-related services to individuals, families and businesses in the State of New Jersey.

The Company’s insurance products are designed to attract a broad spectrum of New Jersey residents for their private passenger automobile, homeowners, and personal excess (“umbrella”) and specialty property liability coverage. For businesses, the Company offers a range of commercial insurance products, including commercial property, commercial general liability, and business auto, as well as claims administrative services to self-insured corporations.

National Atlantic distributes its products exclusively through independent insurance agents, known as “Partner Agents,” who are required to become shareholders in National Atlantic in order to represent the Company as an agent. The Company offers insurance products through its subsidiaries, Proformance Insurance Company and Mayfair Reinsurance Company, and insurance-related services through Riverview Professional Services and the National Atlantic Insurance Agency.

National Atlantic Holdings Corporation
Melissa Payne-Smith, 732-665-1459
investorrelations@national-atlantic.com